Kramer, Levin, Naftalis & Frankel
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 9100


Arthur H. Aufses III          Monica C. Lord                   Sherwin Kamin
Thomas D. Balliett            Richard Marlin                 Arthur B. Kramer
Jay G. Baris                  Thomas E. Molner               Maurice N. Nessen
Philip Bentley                Thomas H. Moreland             Founding Partners
Saul E. Burian                Ellen R. Nadler                     Counsel
Barry Michael Cass            Gary P. Naftalis                     _____
Thomas E. Constance           Michael J. Nassau
Michael J. Dell               Michael S. Nelson                Martin Balsam
Kenneth H. Eckstein           Jay A. Neveloff                Joshua M. Berman
Charlotte M. Fischman         Michael S. Oberman              Jules Buchwald
David S. Frankel              Paul S. Pearlman               Rudolph de Winter
Marvin E. Frankel             Susan J.  Penry-Williams        Meyer Eisenberg
Alan R. Friedman              Bruce Rabb                      Arthur D. Emil
Carl Frischling               Allan E. Reznick                Maxwell M. Rabb
Mark J. Headley               Scott S. Rosenblum              James Schreiber
Robert M. Heller              Michele D. Ross                     Counsel
Philip S. Kaufman             Max J. Schwartz                      _____
Peter S. Kolevzon             Mark B. Segall
Kenneth P. Kopelman           Judith Singer                M. Frances Buchinsky
Michael Paul Korotkin         Howard A. Sobel                Abbe L. Dienstag
Shari K. Krouner              Jeffrey S. Trachtman          Ronald S. Greenberg
Kevin B. Leblang              Jonathan M. Wagner             Debora K. Grobman
David P. Levin                Harold P. Weinberger         Christian S. Herzeca
Ezra G. Levin                 E. Lisk Wyckoff, Jr.               Jane Lee
Larry M. Loeb                                                Pinchas Mendelson
                                                             Lynn R. Saidenberg
                                                               Special Counsel
                                                                   -----

                                                                    FAX
                                                              (212) 715-8000
                                                                    ---
                                                         WRITER'S DIRECT NUMBER

                                                             (212)715-9100
                                                              -------------


                                   May 1, 1997


The Tocqueville Trust
1675 Broadway
New York, NY  10019

Ladies and Gentlemen:

         We have acted as counsel to The Tocqueville Trust (the "Trust"), a Massachusetts business trust, in connection with the planned transfer by The Tocqueville Asia-Pacific Fund (the "Asia-Pacific Fund"), a series of the Trust, of substantially all of its assets to The Tocqueville International Value Fund (the "International Value Fund"), a series of the Trust, solely in exchange for International Value Fund voting stock1 and the assumption by the International Value Fund of the liabilities of the Asia-Pacific Fund, followed by the distribution by the Asia-Pacific Fund of such International Value Fund stock pro rata to its shareholders in exchange for their Asia-Pacific Fund stock in complete liquidation of the Asia-Pacific Fund (the "Reorganization") pursuant to the Plan of Reorganization and Liquidation approved by the Board of Trustees of the Trust Company on March 6, 1997 (the "Plan").

         The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, other


--------
(1) Under Massachusetts law, ownership interests in the Asia-Pacific Fund and the International Value Fund constitute shares of beneficial interest. Such interests are considered stock for federal income tax purposes and are referred to as "stock" in this opinion.

The Tocqueville Trust
May 1, 1997
Page 2

current administrative positions of the IRS, and existing judicial decisions, all of which are subject to change or modification at any time, and any such changes or modifications could apply retroactively. No ruling has been (or will
be) sought from the IRS by the Trust, the Asia-Pacific Fund, or the International Value Fund as to the federal income tax consequences of any aspect of the Reorganization. There can be no assurance that the IRS or a court of competent jurisdiction will not disagree with the opinions expressed herein. Any inaccuracy in, or breach of, any of the representations or assumptions set forth below or any change after the date hereof in applicable law could adversely affect our opinion. We do not undertake, and hereby disclaim any obligation, to advise you of any changes in any matters on which the opinions set forth herein are based that occur after the date of this opinion.

         For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Plan, (ii) the most recent audited financial statements of the Asia-Pacific Fund, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have reviewed and relied upon representations from the Trust (on behalf of both the Asia-Pacific Fund and the International Value Fund), Tocqueville Asset Management L.P. (in its capacity as investment adviser to both the Asia-Pacific Fund and the International Value
Fund), and Tocqueville Asset Management, L.P. (in its capacity as investment adviser to both Montber S.A. and The Bank of Bermuda LTD as trustees of Special #2 Account, each of which owns 5% or more of the shares of the Asia-Pacific
Fund), which representations we will neither investigate nor verify. Also, we have assumed that (i) at all relevant times, the Asia-Pacific Fund and the International Value Fund will continue to be operated as regulated investment companies within the meaning of Subchapter M of the Code; (ii) all documents we have reviewed are true and accurate, accurately reflect the originals, and have been properly executed; and (iii) the activities of the Asia-Pacific Fund and the International Value Fund in connection with the Plan and the transactions contemplated therein have been and will be conducted in the manner provided in such documents and as set forth herein. Furthermore, we have assumed that (i) the Reorganization will be consummated substantially in accordance with the Plan and (ii) there are no shareholders that will directly own, at the time of the Reorganization, more than five percent of the shares of the Asia-Pacific Fund, other than Montber S.A. and the Bank of Bermuda LTD as trustees of Special #2 Account. In addition, we have assumed, with your permission, that there is no plan or intention on the part of the remaining shareholders of the Asia-Pacific Fund to redeem, sell, exchange, or otherwise dispose of a number of shares of International Value Fund stock received in the Reorganization that would reduce the Asia-Pacific Fund shareholders' aggregate ownership of International Value Fund stock to a number of shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding stock of the Asia-Pacific Fund as of the same date.

The Tocqueville Trust
May 1, 1997
Page 3

         Based on and subject to the foregoing, we are of the opinion that:

         (1) Pursuant to Code section 851(h)(1), the Asia-Pacific Fund and the International Value Fund will each be treated as a separate corporation for federal income tax purposes;

         (2) The transfer of substantially all of the assets of the Asia-Pacific Fund to the International Value Fund in exchange for the assumption of all the liabilities of the Asia- Pacific Fund by the International Value Fund and the delivery to the Asia-Pacific Fund of shares of the International Value Fund, followed by the distribution by the Asia-Pacific Fund pro rata to its shareholders of such shares of the International Value Fund and the liquidation of the Asia-Pacific Fund pursuant to the Plan, will constitute a reorganization within the meaning of Code section 368(a)(1)(C) and the Asia-Pacific Fund and the International Value Fund will each be "a party to a reorganization" within the meaning of Code section 368(b);

         (3)  Pursuant  to  Code  sections   357(a)  and  361(a)  and  (c),  the
Asia-Pacific Fund will not recognize any gain or loss as a result of the Reorganization;

         (4) Pursuant to Code section 1032(a), the International Value Fund will not recognize any gain or loss on the receipt of the assets of the Asia-Pacific Fund in exchange for shares of the International Value Fund;

         (5) Pursuant to Code section 354(a)(1), the shareholders of the Asia-Pacific Fund will not recognize any gain or loss on the exchange of their shares of the Asia-Pacific Fund for shares of the International Value Fund;

         (6) Pursuant to Code section 358(a)(1), the aggregate tax basis of shares of the International Value Fund received by each shareholder of the Asia-Pacific Fund will be the same as the aggregate tax basis of the shares of the Asia-Pacific Fund exchanged therefor;

         (7) Pursuant to Code section 362(b), the International Value Fund's adjusted tax bases in the assets received from the Asia-Pacific Fund in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of the Asia-Pacific Fund immediately prior to the Reorganization;

         (8) Pursuant to Code section 1223(1), the holding period of each former shareholder of the Asia-Pacific Fund in the shares of the International Value Fund received in the Reorganization will include the period during which such shareholder held his shares of the Asia-Pacific Fund as a capital asset; and

The Tocqueville Trust
May 1, 1997
Page 4

         (9) Pursuant to Code section 1223(2), the International Value Fund's holding periods in the assets received from the Asia-Pacific Fund in the Reorganization will include the holding periods of such assets in the hands of the Asia-Pacific Fund immediately prior to the Reorganization.

         No opinion is expressed as to any matter addressed in this letter other than as set forth above.

                                           Very truly yours,



                                           /s/Kramer, Levin, Naftalis & Frankel
                                           ------------------------------------
                                           Kramer, Levin, Naftalis & Frankel